Exhibit 10.1

EXECUTION VERSION

GOLDMAN SACHS BANK USA GOLDMAN SACHS LENDING PARTNERS LLC 200 West Street New York, New York 10282-2198	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, New York 10036

CONFIDENTIAL

June 15, 2017

Amazon.com, Inc.

410 Terry Avenue North

Seattle, WA 98109

Attention: Kurt Zumwalt, Treasurer

Project Tree

364-Day Bridge Facility

Commitment Letter

Ladies and Gentlemen:

You (“you”, the “Borrower” or “Parent”) have advised Goldman Sachs Bank USA (“Goldman Sachs”), Goldman Sachs Lending Partners LLC (“GS Lending Partners”), Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or its designated affiliates, “MLPFS”, together with Bank of America, “BofAML”, and BofAML, together with Goldman Sachs and GS Lending Partners, the “Initial Lenders”, and the Initial Lenders, together with each Lender (as defined below) that becomes a party hereto pursuant to Section 2 hereof, collectively the “Commitment Parties”, “we” or “us”) that you intend to acquire (the “Acquisition”) all of the outstanding equity interests of a company previously identified to us and codenamed “Walnut” (the “Target” and, together with its subsidiaries, the “Acquired Business”), through a wholly-owned indirect subsidiary of Parent (“Merger Sub”) in the manner contemplated by the Agreement and Plan of Merger (together with the schedules and exhibits thereto, the “Acquisition Agreement”) entered (or to be entered) into among Parent, Merger Sub and the Target. Upon consummation of the Acquisition, the Target will be a wholly-owned direct or indirect subsidiary of the Borrower.

In connection therewith, the Borrower intends to obtain $13.7 billion of gross proceeds from (a) the issuance by the Borrower of senior unsecured debt securities through a public offering or in a private placement or the borrowing by the Borrower of term loans, or a combination of the foregoing (collectively, the “Permanent Financing”) and/or (b) to the extent the Borrower does not issue or borrow the Permanent Financing up to such amount on or prior to the Closing Date (as defined below) for any reason, loans under a 364-day bridge loan credit facility (the “Bridge Facility”) in an aggregate principal amount of $13.7 billion upon the terms and subject to the conditions set forth in this letter and in Exhibits A and B hereto (collectively, the “Term Sheet” and, together with this letter agreement, collectively, the “Commitment Letter”).

The Acquisition, the issuance or borrowing of the Permanent Financing and the Bridge Facility and the other transactions contemplated by or related to the foregoing are collectively referred to herein as the “Transactions”. The date on which all conditions precedent to the consummation of the

Acquisition set forth in the Acquisition Agreement are satisfied, and on which the Bridge Loans (as defined in Exhibit A hereto) will become available to be drawn under the Bridge Facility, is referred to herein as the “Closing Date.”

1.         Commitments. In connection with the foregoing,

(a)        Goldman Sachs is pleased to advise you of its commitment, severally and not jointly, to provide $3.50 billion of the principal amount of the Bridge Facility, GS Lending Partners is pleased to advise you of its commitment, severally and not jointly, to provide $3.35 billion of the principal amount of the Bridge Facility and Bank of America is pleased to advise you of its commitment, severally and not jointly, to provide $6.85 billion of the principal amount of the Bridge Facility (as each such amount may be reduced as set forth in the Term Sheet in the section captioned “Mandatory Prepayments and Commitment Reductions”); and

(b)        (i) Each of Goldman Sachs and MLPFS is pleased to advise you of its willingness, and you hereby engage each of Goldman Sachs and MLPFS, severally and not jointly, to act as a joint lead arranger and a joint bookrunner (in such capacity, each, a “Lead Arranger” and collectively, the “Lead Arrangers”) for the Bridge Facility, and in connection therewith to form a syndicate of lenders for the Bridge Facility (collectively, the “Lenders”) in consultation with you, including Goldman Sachs, GS Lending Partners and Bank of America and (ii) Goldman Sachs is pleased to advise you of its willingness, and you hereby engage Goldman Sachs, to act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Bridge Facility, upon the terms and subject to the conditions set forth in the Term Sheet.

Goldman Sachs will have “lead left” placement, and BofAML will have placement immediately to the right of Goldman Sachs, on all marketing materials relating to the Bridge Facility, and each will perform the duties and exercise the authority customarily performed and exercised by it in such role, including Goldman Sachs acting as manager of the physical books. You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in order to obtain commitments in connection with the Bridge Facility, unless you and the Lead Arrangers shall so agree; provided, that (x) such titles shall not include any lead arrangers or bookrunners other than Goldman Sachs and BofAML and (y) it is acknowledged that you and the Lead Arrangers intend as of the date hereof that the appointment of titles and the allocation of compensation be in accordance with the ranges and parameters memorialized between you and the Lead Arrangers on or prior to the date hereof (the “Syndication Guidance”). The respective commitments of the Initial Lenders in respect of the Bridge Facility and the undertaking of the Lead Arrangers to provide the services described herein are subject only to the satisfaction of each of the conditions precedent set forth in Exhibit B attached to this Commitment Letter. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Term Sheet.

2.         Syndication. The Lead Arrangers intend to commence syndication of the Bridge Facility promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter (as defined below) and the execution of the Acquisition Agreement. Such syndication shall be managed by the Lead Arrangers in consultation and coordination with the Borrower; provided, however, that (a) until the date that is 30 days after the date hereof (the “Initial Syndication Period”), the selection of any Lender, any role awarded and allocations by the Lead Arrangers shall be subject to the Borrower’s approval in its sole discretion (it being acknowledged that you and the Lead Arrangers intend as of the date hereof that such roles and allocations be within the parameters set forth in the Syndication Guidance), (b) following the Initial Syndication Period, if and for so long as a Successful Syndication (as defined in the Fee Letter) has not been achieved, the selection of Lenders by the Lead Arrangers shall be in consultation with the Borrower but shall not include any Disqualified Institution (as defined below), and (c) following the achievement of a Successful Syndication, further assignments of commitments under the Bridge Facility shall be in accordance with the section captioned “Assignment and Participations” in the Term Sheet.

The respective commitments of the Initial Lenders hereunder with respect to the Bridge Facility shall be reduced dollar-for-dollar and allocated ratably among them (or, without affecting any such reduction of Bank of America’s commitment, the relevant portion of any such reduction to be allocated between Goldman Sachs and GS Lending Partners as they shall determine) as and when commitments for the Bridge Facility are received from Lenders selected in accordance with the provisions of this section to the extent that each such Lender becomes (i) party to this Commitment Letter as an additional “Commitment Party” pursuant to a joinder agreement or other documentation reasonably satisfactory to the Lead Arrangers and you (a “Joinder Agreement”) or (ii) party to the applicable definitive documentation with respect to the Bridge Facility that contains terms consistent in all respects with those set forth in this Commitment Letter and otherwise as mutually agreed in good faith between the Borrower and the Lead Arrangers (the “Credit Documentation”) as a “Lender” thereunder; provided, however, that to the extent that any portion of the respective commitments of the Initial Lenders hereunder with respect to the Bridge Facility is syndicated to a Lender that, upon first becoming party to this Commitment Letter or the applicable Credit Documentation as described above, is not approved by the Borrower (including in the Syndication Guidance) or otherwise is not a commercial or investment bank whose senior, unsecured, long-term indebtedness has an “investment grade” rating by S&P and Moody’s (each as defined below), then the Initial Lenders shall not be relieved of their respective obligations hereunder to fund such portion of such commitment on the Closing Date to the extent that such other Lender fails to fund such commitment on the Closing Date in accordance with the terms of the Bridge Facility. For purposes hereof, “Disqualified Institutions” means, collectively, those persons that are (i) competitors of you or your subsidiaries or the Acquired Business, identified in writing by you to the Lead Arrangers from time to time (it being understood that, notwithstanding anything herein to the contrary, in no event shall a supplement apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest hereunder or under the Bridge Facility that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such party may not acquire any additional commitments, loans or participations), (ii) such other persons identified in writing by you to the Lead Arrangers prior to the date hereof and (iii) affiliates of the persons identified pursuant to clauses (i) or (ii) that are either clearly identifiable by name or identified in writing by you to the Lead Arrangers.

Until the earlier of 60 days following the Closing Date and the completion of a Successful Syndication (such date, the “Syndication Date”), you agree to actively assist, and to use your commercially reasonable efforts to cause the Acquired Business (to the extent within your control and consistent with the Acquisition Agreement) to actively assist, the Lead Arrangers in achieving a Successful Syndication. Such assistance shall include (a) your providing and causing your advisors to provide, and using your commercially reasonable efforts to cause the Acquired Business (to the extent within your control and consistent with the Acquisition Agreement) and their advisors to provide, the Lead Arrangers and the Lenders upon reasonable request with all information reasonably requested by the Lead Arrangers to complete such syndication, including, but not limited to, information and evaluations prepared by you, the Acquired Business and your and its advisors, or on your or its behalf, relating to the Transactions, (b) your using commercially reasonable efforts to provide assistance to the Lead Arrangers in the preparation of a confidential information memorandum with respect to the Bridge Facility in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Lead Arrangers (each, an “Information Memorandum”) and other customary marketing materials (including a customary lender presentation) (other than materials the disclosure of which would violate any law, rule or regulation or any confidentiality obligation or waive attorney-client privilege, but you hereby agree promptly (i) if and to the extent within your control, to use commercially reasonable efforts to obtain waivers with respect to confidentiality obligations (but not attorney-client privilege) and to otherwise provide such information that does not violate such confidentiality obligations and (ii) to notify the Lead Arrangers as to what is not being provided under this exception) to be used in connection with the syndication of the Bridge Facility (collectively with the Term Sheet and any additional summary of terms prepared for distribution to Public Lenders (as defined below), the “Information Materials”), (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit from your existing lending relationships and, to the extent within your control and consistent with the Acquisition Agreement, the existing banking relationships of the Acquired Business, (d) your using commercially reasonable efforts to execute and deliver one or more Joinder Agreements delivered to you in respect of prospective Lenders which are selected in accordance with the provisions of this Section 2, as soon as reasonably practicable following commencement of syndication of the Bridge Facility and (e) your otherwise reasonably assisting the Lead Arrangers in its syndication efforts, including by making your officers and advisors, and using your commercially reasonable efforts to make the officers and advisors of the Acquired Business (to the extent reasonably requested by the Lead Arrangers and consistent with the Acquisition Agreement), available from time to time to attend and make presentations at one or more meetings of prospective Lenders at reasonable times and places to be mutually agreed, subject to confidentiality agreements acceptable to Borrower and the Lead Arrangers. In addition, you agree to use commercially reasonable efforts to promptly obtain ratings giving effect to the Transactions from each of Moody’s Investor Services, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”) with respect to the Borrower’s non-credit-enhanced, senior unsecured long-term debt.

In order to facilitate an orderly and successful syndication of the Bridge Facility, you agree that until the Syndication Date, the Borrower and its subsidiaries will not, without the consent of the Lead Arrangers, issue, offer, place or arrange debt or equity securities or any credit facilities of the Borrower or its subsidiaries (other than (a) the Permanent Financing, (b) any amendment, refinancing or renewal of that certain Credit Agreement, dated as of May 20, 2016 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), among you, as borrower, the designated borrowers from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent (provided, that (x) Goldman Sachs and MLPFS shall act as lead arrangers with respect to any such amendment, refinancing or renewal and (y) the aggregate commitments thereunder shall not be increased), (c) ordinary course letter of credit facilities, overdraft protection, short term working capital facilities, ordinary course local credit facilities of foreign subsidiaries (including the renewal, replacement or refinancing thereof with the same general form of financing), factoring arrangements, seller lending financing activities, including that certain Revolving Credit and Security Agreement, dated as of October 31, 2016 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time prior to the date hereof, the “Seller Lending Credit Agreement”), among Amazon Capital Funding LLC, a Delaware limited liability company, the lenders from time to time party thereto, Bank of America, N.A., as the administrative agent on behalf of the lenders, and Wilmington Trust, National Association, as collateral trustee for the secured parties, capital leases, commercial paper issuances, financial leases, indebtedness issued in connection with tenant leases, hedging and cash management and purchase money and facility and equipment financings (including sale-leasebacks), (d) equity issuances pursuant to employee compensation plans, employee benefit plans, employee incentive plans and retirement plans or issued as compensation to officers and/or non-employee directors or issuances of directors’ qualifying shares and/or other nominal amounts required to be held by persons other than the Borrower or its subsidiaries under applicable law and (e) any other financing agreed by the Lead Arrangers, such agreement not to be unreasonably withheld), in each case, if such issuance, offering, placement or arrangement could reasonably be expected to materially impair the primary syndication of the Bridge Facility.

It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication of the Bridge Facility in consultation and coordination with you, including, subject to the foregoing provisions of this Section 2, decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Bridge Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Term Sheet and Fee Letter.

Notwithstanding anything to the contrary contained in this Commitment Letter or any other agreement or undertaking concerning the Bridge Facility, but without limiting the conditions precedent in Exhibit B, and without limiting your obligations to assist with syndication in this Section 2, none of the foregoing obligations under the provisions of this Section 2 nor the commencement, conduct or completion of the syndication contemplated by this Section 2 is a condition to the commitments or the funding of the Bridge Facility on the Closing Date.

3.         Information Requirements. You hereby represent and warrant that (a) all written information, other than (i) any Projections (as defined below), (ii) forward-looking information, (iii) estimates and (iv) other information of a general economic or industry nature (the “Information”), that has been or is hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives in connection with any aspect of the Transactions (which representation and warranty shall be only to your knowledge to the extent it relates to the Acquired Business or its businesses or to any other third party, or is of a general economic or industry nature), when taken as a whole, is and will be when furnished complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made or are made, when taken as a whole (giving effect to all supplements and updates provided thereto) and (b) any written financial projections concerning the Borrower, the Acquired Business and their respective subsidiaries that have been or are hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives (the “Projections”) have been or will be prepared in good faith based upon assumptions that were believed by the Borrower to be reasonable as of the date such Projections are prepared and as of the date such Projections are made available to the Lead Arrangers (it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). You agree that if at any time prior to the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect (only to your knowledge with respect to Information, estimates and forward looking information relating to the Acquired Business) if the Information and Projections were being furnished, and such representations were being made, at such time, then you will (and with respect to the Acquired Business, use your commercially reasonable efforts to) promptly supplement, or cause to be supplemented, the Information and Projections so that such representations (to the best of your knowledge with respect to Information and forward looking information relating to the Acquired Business) will be correct in all material respects at such time. Notwithstanding anything set forth above, the accuracy of the foregoing representations and warranties, whether or not supplemented, and any obligation to supplement the Information and Projections shall not be a condition to the obligations of the Initial Lenders hereunder. In issuing this commitment and arranging and syndicating the Bridge Facility, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof.

You acknowledge that (a) the Lead Arrangers will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal and state securities laws, “MNPI”) with respect to the Borrower, the Acquired Business, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist the Lead Arrangers in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide the Lead Arrangers with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide the Lead Arrangers with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that the Lead Arrangers may (after you have had an opportunity to review such materials) distribute the following documents to all prospective Lenders, unless you advise us in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Bridge Facility and (c) drafts and final versions of definitive documents with respect to the Bridge Facility. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers will not distribute such materials to Public Lenders without further discussions with you. You agree that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

4.         Fees and Indemnities.

(a)        You agree to pay, or cause to be paid, the fees set forth in the separate fee letter addressed to you, dated as of the date hereof, from the Initial Lenders (the “Fee Letter”). You also agree to reimburse the Commitment Parties from time to time promptly after demand for all reasonable and documented or invoiced out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of counsel which shall be limited to the reasonable and documented or invoiced out-of-pocket fees and other charges of Weil, Gotshal & Manges LLP, as counsel to the Commitment Parties and the Administrative Agent) incurred in connection with the Bridge Facility, the syndication thereof, the preparation of the Credit Documentation therefor and the other transactions contemplated hereby and thereby, in the case of legal fees and expenses, whether or not the Closing Date occurs or any Credit Documentation is executed and delivered or any extensions of credit are made under the Bridge Facility, and in all other cases, if the Closing Date occurs. You acknowledge that we may receive a benefit, including, without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

(b)        You also agree to indemnify and hold harmless each of the Commitment Parties and each of their affiliates and controlling persons, successors and assigns and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel (but limited, in the case of legal fees and expenses, to the reasonable and documented or invoiced out-of-pocket fees and expenses of one counsel, but excluding the allocated cost of internal counsel, representing all of the Indemnified Parties, taken as a whole, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Parties, taken as whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, those of another firm of counsel for each such affected Indemnified Party))) that may be incurred by or asserted or awarded against any Indemnified Party, in each case, arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transactions or any of the other transactions contemplated hereby or (b) the Bridge Facility or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnified Party’s (or its Related Parties’ (as defined below)) gross negligence, bad faith or willful misconduct, (y) such Indemnified Party’s (or its Related Parties) material breach of its obligations under this Commitment Letter, the Fee Letter or any of the Credit Documentation or (z) disputes solely among Indemnified Parties not arising from or in connection with any act or omission by the Borrower or any of its affiliates (other than any Proceedings (as defined below) against a Commitment Party in its capacity or in fulfilling its role as an administrative agent or arranger or other similar role under the Bridge Facility). In the case of any claim, litigation, investigation or proceeding to which the indemnity in this paragraph applies (any of the foregoing, a “Proceeding”), such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors, the Acquired Business or their subsidiaries, affiliates or equity holders, or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions is consummated. If any Proceeding is instituted or threatened against any Indemnified Party (or its Related Parties’) in respect of which indemnity may be sought hereunder, you shall be entitled to assume the defense thereof with counsel selected by you (which counsel shall be reasonably satisfactory to such Indemnified Party) and after notice from you to such Indemnified Party of your election so to assume the defense thereof, you will not be liable to such Indemnified Party hereunder for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation and such other expenses as have been approved in advance; provided, that (i) if counsel for such Indemnified Party determines in good faith that there is a conflict that requires separate representation for you and such Indemnified Party or that there may be legal defenses available to such Indemnified Party which are different from or in addition to those available to you or (ii) you fail to assume or proceed in a timely and reasonable manner with the defense of such action or fail to employ counsel reasonably satisfactory to such Indemnified Party in any such action, then in either such event, (A) such Indemnified Party shall be entitled to one primary counsel and, if necessary, one local counsel to represent such Indemnified Party and all other Indemnified Parties similarly situated (such counsels selected by the Lead Arrangers), (B) you shall not, or shall not any longer, be entitled to assume the defense thereof on behalf of such Indemnified Party and (C) such Indemnified Party shall be entitled to indemnification for the expenses (including fees and expenses of such counsel) to the extent provided in the preceding paragraph. Such counsel shall, to the fullest extent consistent with its professional responsibilities, cooperate with you and any counsel designated by you. Nothing contained herein shall preclude any Indemnified Party, at its own expense, from retaining additional counsel to represent such Indemnified Party in any action with respect to which indemnity may be sought from you hereunder. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and that the Commitment Parties shall be severally liable solely in respect of their respective commitments to the Bridge Facility, on a several, and not joint, basis with any other Lender. Notwithstanding any other provision of this Commitment Letter, no party hereto shall be liable for any indirect, special, punitive or consequential damages in connection with its activities relating to the Bridge Facility; provided, that nothing in this sentence shall limit your indemnity and reimbursement obligations set forth herein with respect to any indirect, special, punitive or consequential damages included in any third party claim in connection with which an Indemnified Person is entitled to indemnification and reimbursement hereunder. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s (or its Related Parties’) gross negligence, bad faith or willful misconduct. You shall not be liable for any settlement of any Proceeding effected without your prior written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your prior written consent or if there is a final judgment in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section 4. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of fault by or on behalf of such Indemnified Party. For purposes hereof, “Related Party” of an Indemnified Party means any (or all, as the context may require) of such Indemnified Party’s controlled affiliates and controlling persons and its or their respective directors, officers, employees, agents, advisors and other representatives thereof directly involved in the transaction and, in the case of agents, advisors and other representatives, only to the extent acting on behalf or at the instruction of such Indemnified Party or its controlled affiliates or controlling persons; provided, that each reference to a controlling person, controlled affiliate, director, officer or employee in this sentence pertains to a controlling person, controlled affiliate, director, officer or employee involved in the negotiation or syndication of this Commitment Letter and the Bridge Facility.

5.         Conditions to Financing. The Commitment Parties’ respective commitments hereunder, and each of our agreements to perform the services described herein, are subject solely to satisfaction or waiver of the conditions set forth on Exhibit B, it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Credit Documentation) other than those that are expressly stated in Exhibit B to be conditions to the funding under the Bridge Facility on the Closing Date (and upon satisfaction or waiver of such conditions, the initial funding under the Bridge Facility shall occur).

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, the only representations the accuracy of which shall be a condition to the availability of the Bridge Facility on the Closing Date shall be (i) such of the representations made by the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have (or a subsidiary of yours has) the right to terminate your (or your affiliates’) obligations under the Acquisition Agreement as a result of the breach of such representations in the Acquisition Agreement, or the accuracy of such representations in the Acquisition Agreement is a condition to your (or your affiliates’) obligations to consummate the Acquisition pursuant to the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower relating to corporate status, corporate power and authority to enter into the Credit Documentation; due authorization, execution, delivery and enforceability of the Credit Documentation; no conflicts of the Credit Documentation with, or consents required under, (i) charter documents or (ii) any agreement with respect to indebtedness of the Borrower or its subsidiaries in a committed or outstanding principal amount of at least $500.0 million (in each case, without giving effect to any “material adverse effect” qualification in the Existing Credit Agreement); solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (such representation and warranty to be consistent with the solvency certificate in the form set forth in Annex I to Exhibit B); Federal Reserve margin regulations; use of proceeds not violating OFAC, anti-corruption laws and the Patriot Act; and the Investment Company Act. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

6.         Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and may not be disclosed in whole or in part to any person or entity without our prior written consent (such approval not to be unreasonably withheld or delayed), except (a) on a confidential basis, to your affiliates and your and your affiliates’ directors, officers, employees, accountants, attorneys and other professional advisors in connection with the Transactions, (b) following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter and the Fee Letter to the Lead Arrangers as provided below, you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) in any offering memoranda relating to the Bridge Facility, in any syndication or other marketing materials in connection with the Bridge Facility or in connection with any public filing relating to the Transactions, (c) following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter and the Fee Letter to the Lead Arrangers as provided below, you may file a copy of any portion of this Commitment Letter (but not the Fee Letter) in any public record in which it is required by law to be filed, (d) you may disclose, on a confidential basis, the existence and contents of this Commitment Letter, including the Exhibits hereto (but not the Fee Letter) to any rating agency or any prospective Lenders to the extent necessary to satisfy your obligations or the conditions hereunder, (e) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case, based on the advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof), (f) you may disclose the aggregate fee amounts contained in the Fee Letter in financial statements or as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Bridge Facility or in any public filing relating to the Transactions (which in the case of such public filing may indicate the existence of the Fee Letter), (g) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Fee Letter and (h) this Commitment Letter and the Fee Letter (redacted in a manner reasonably satisfactory to us) may be disclosed to the Acquired Business, their respective subsidiaries and their officers, directors, employees, affiliates, independent auditors (but only with respect to this Commitment Letter), legal counsel and other advisors who need to know such information in connection with the Transactions on a confidential basis in connection with their consideration of the Transactions.

Each Commitment Party shall use all information provided to them by or on behalf of you hereunder or in connection with the Acquisition or the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information and shall not disclose such information; provided, however, that nothing herein shall prevent the Commitment Parties or their respective affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation (except with respect to any audit or examination conducted by bank accountants or any governmental agency, securities or bank regulatory authority exercising examination or regulatory authority)), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case, such Commitment Party agrees to inform you promptly thereof prior to disclosure to the extent not prohibited by law, rule or regulation (except with respect to any audit or examination conducted by bank accountants or any governmental agency, securities or bank regulatory authority exercising examination or regulatory authority)), (c) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this Commitment Letter by the Commitment Parties or any of their respective affiliates, (d) to the Commitment Parties’ affiliates’ and their and their affiliates’ respective directors, officers, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions, are informed of the confidential nature of such information and are instructed to keep such information confidential in accordance with the provisions of this Section, (e) for purposes of establishing a “due diligence” defense, (f) to the extent that such information is or was received by a Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you or any of your affiliates, (g) to the extent that such information is independently developed by any of the Commitment Parties, (h) to actual or prospective, direct or indirect counterparties (or their advisors) to any swap or derivative transaction relating to the Borrower, the Acquired Business or any of their respective subsidiaries or any of their respective obligations; provided, that the disclosure of any such information to any actual or prospective, direct or indirect counterparty (or their advisors) to any such swap or derivative transaction shall be made subject to the acknowledgment and acceptance by such counterparty (and their advisors, as applicable) that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Lead Arrangers) in accordance with customary market standards for dissemination of such type of information, (i) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and the Lead Arrangers, including as may be agreed in any confidential information memorandum or other marketing material), or (j) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter. The obligations of the Commitment Parties under this paragraph shall terminate on the second anniversary of the date hereof.

You acknowledge that the Commitment Parties or their respective affiliates may be providing financing or other services to parties whose interests may conflict with yours. In particular, each party hereto acknowledges that Goldman, Sachs & Co. is acting as a buy-side financial advisor to you in connection with the Transactions. You agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of Goldman, Sachs & Co. in such capacity referred to in the immediately preceding sentence and our obligations hereunder, on the other hand. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Borrower, the Acquired Business and their respective affiliates with the same degree of care as they treat their own confidential information and otherwise subject to the immediately preceding paragraph. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share, subject to the immediately preceding paragraph, with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Borrower, the Acquired Business or any of their respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) the Bridge

Facility and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (b) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to the financing contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (c) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (d) in connection with the financing contemplated hereby and the process leading to such transaction, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (e) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to the financing contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (f) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter or the Fee Letter.

As you know, each of the Initial Lenders (together with its respective affiliates, the “Initial Lender Parties”) is a full service financial institution engaged, either directly or through its affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, the Initial Lender Parties and funds or other entities in which any Initial Lender Party invests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, any Initial Lender Party may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of you or the Acquired Business and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or (ii) have other relationships with you or your affiliates.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties, as applicable, to identify you in accordance with the U.S.A. Patriot Act, and that such information may be shared with Lenders.

7.         Survival of Obligations. The provisions of Sections 2, 3, 4, 6 and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder; provided, that the provisions of Sections 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the

Bridge Facility; provided, further, that our obligations with respect to confidentiality shall terminate in accordance with and to the extent provided in Section 6; provided, further, that if the Bridge Facility closes and the Credit Documentation shall be executed and delivered, (a) the provisions of Sections 2 and 3 shall survive only until the Syndication Date and (b) the provisions of the second paragraph of Section 6 shall be superseded and deemed replaced by the applicable terms of the Credit Documentation to the extent covered thereby.

8.         Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof; provided, however, that (a) the interpretation of the definition of “Material Adverse Effect” (and whether or not a “Material Adverse Effect” has occurred or would reasonably be expected to occur), (b) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result of any inaccuracy of any Acquisition Agreement Representation there has been a failure of a condition precedent to your (or your affiliates’) obligation to consummate the Acquisition or such failure gives you the right to terminate your (or your affiliates’) obligations under the Acquisition Agreement and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed and interpreted in accordance with, the internal laws and judicial decisions of the State of Delaware applicable to agreements executed and performed entirely within such jurisdiction without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Transactions and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties). We may assign our commitments and agreement hereunder (a) subject to the applicable requirements set forth in Section 2 above, to any proposed Lender prior to the Closing Date, and upon any such assignment, each of Goldman Sachs and GS Lending Partners will (in the case of this clause (a), only to the extent permitted in Section 2 above), be released from that portion of its commitments and agreements that has been so assigned and (b) to our respective affiliates (including any assignment between Goldman Sachs and GS Lending Partners). BofAML may, without notice to you, assign its rights and obligations under this Commitment Letter to any other registered broker-dealer wholly owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related business may be transferred following the date hereof.

Any and all obligations of, and services to be provided by the Commitment Parties hereunder (including, without limitation, the commitments of GS Lending Partners and Bank of America) may be performed and any and all rights of the Commitment Parties hereunder may be exercised by or through any of its respective affiliates or branches and, in connection with such performance or exercise, the Commitment Parties may exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to the Commitment Parties hereunder.

Each of the parties hereto agrees that this Commitment Letter and the Fee Letter are binding and enforceable agreements with respect to the subject matter contained herein and therein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are subject only to conditions precedent set forth in Exhibit B.

Please indicate your acceptance of the terms set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter together with a copy of the executed Acquisition Agreement prior to 9:00 a.m. (New York City time) on June 16, 2017, whereupon the undertakings of the parties with respect to the Bridge Facility shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Bridge Facility if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of each Commitment Party hereunder will expire on the earliest of (i) the execution and delivery of the Credit Documentation, (ii) the closing of the Acquisition without borrowing of the Bridge Facility, (iii) the date on which the Acquisition Agreement is terminated in accordance with its terms and such termination has either been publicly announced by a party thereto or the Commitment Parties have received written notice thereof from the Borrower (which notice the Borrower agrees to provide upon such termination), (iv) receipt by the Commitment Parties of written notice from the Borrower of its election to terminate all commitments under the Bridge Facility in full and (v) February 15, 2018 (provided, that, to the extent the Outside Date (as defined in the Acquisition Agreement) is extended to a date (the “Extended Date”) that is not more than 90 days thereafter in accordance with the terms of Section 8.1(b) of the Acquisition Agreement (as in effect on the date hereof), the date referred to in this clause (v) shall, upon notice of such extension to the Lead Arrangers from the Borrower, be automatically extended to such Extended Date) (such earliest date referred to in clauses (ii) through (v), the “Commitment Termination Date”).

[The remainder of this page intentionally left blank.]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[SIGNATURE PAGE TO BRIDGE COMMITMENT LETTER]

BANK OF AMERICA, N.A.

By:	/s/ William A. Bowen, Jr.
Name: William A. Bowen, Jr.
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Peter C. Hall
Name: Peter C. Hall
Title: Authorized Signatory

[SIGNATURE PAGE TO BRIDGE COMMITMENT LETTER]

Accepted and agreed to as of the date first written above:

AMAZON.COM, INC.

By:	/s/ Kurt Zumwalt
Name: Kurt Zumwalt
Title: Treasurer

[SIGNATURE PAGE TO BRIDGE COMMITMENT LETTER]

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

BRIDGE FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit A is attached.

Borrower:	Amazon.com, Inc., a Delaware corporation (the “Borrower”).

Guarantors:	None.

Administrative Agent:	Goldman Sachs Bank USA (“Goldman Sachs”) will act as sole and exclusive administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

Joint Lead Arrangers and Joint Bookrunners:	Goldman Sachs and Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as joint lead arrangers and joint bookrunners for the Bridge Facility (in such capacities, the “Lead Arrangers”).

Lenders:

Goldman Sachs, GS Lending Partners, Bank of America and other banks, financial institutions and institutional lenders selected in accordance with the Commitment Letter (each, a “Lender” and collectively, the “Lenders”).

Documentation Principles:

The Credit Documentation will be based upon the Existing Credit Agreement and only with modifications consistent with this Exhibit A (including this paragraph) (as may be modified in accordance with the flex provisions of the Fee Letter) or that are otherwise mutually and reasonably agreed by the Borrower and the Lead Arrangers. The Credit Documentation will contain only those representations and warranties, affirmative and negative covenants, mandatory prepayments and commitment reductions and events of default expressly set forth in the Commitment Letter, including this Exhibit A. For purposes hereof, the words “based upon” or “substantially the same as” the Existing Credit Agreement and words of similar import mean substantially the same as the Existing Credit Agreement with modifications only (a) as are necessary to reflect the other terms specifically set forth in this Commitment Letter (including the nature of the Bridge Facility as a bridge facility), (b) to reflect any changes in law or accounting standards (or in the interpretation thereof) since the date of the Existing Credit Agreement as reasonably agreed by the Borrower and the Administrative Agent, and (c) to reflect the operational or administrative requirements of the Administrative Agent, as reasonably agreed between the Borrower and the Administrative Agent.

Bridge Facility:	A senior unsecured bridge loan credit facility in an aggregate principal amount in U.S. dollars of $13.7 billion (the “Bridge

Facility”).

Purpose:	The proceeds shall be used by the Borrower (a) to pay all or a portion of the consideration for the Acquisition and (b) to pay fees and expenses incurred in connection with the Transactions.

Availability:	The Bridge Facility shall be available in a single draw on the Closing Date. Any loans made under the Bridge Facility are referred to herein as the “Bridge Loans”.

Interest Rates and Fees:	As set forth in Annex I hereto.

Calculation of Interest and Fees:

Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:

Substantially the same as the Existing Credit Agreement, including, without limitation, in respect of breakage or redeployment costs, changes in capital adequacy, liquidity and capital requirements or their interpretation (including pursuant to Dodd-Frank or Basel III), illegality, unavailability and clear of withholding or other taxes.

Maturity:	The Bridge Facility will mature on the date that is 364 days after the Closing Date (the “Maturity Date”).

Scheduled Amortization:	None.

Mandatory Prepayments and Commitment Reductions:

On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility under the Commitment Letter or under the Credit Documentation (as applicable) shall be automatically and permanently reduced, and after the Closing Date, the aggregate Bridge Loans shall be prepaid, in each case, dollar-for-dollar, by the following amounts:

(a)        100% of the net cash proceeds (other than proceeds from (i) any intercompany transfer and (ii) any single disposition or series of related dispositions not to exceed $250.0 million), whether in cash or cash equivalents, of all non-ordinary course asset sales or other dispositions (excluding (w) factoring arrangements, (x) any leasing transactions, (y) sale-leaseback transactions and (z) dispositions by the Borrower’s foreign subsidiaries to the extent the repatriation of the proceeds of such dispositions would result in material adverse tax consequences as reasonably determined by the Borrower) or any casualty or condemnation event in respect of property by the Borrower and its subsidiaries (including proceeds from the sale of stock of any subsidiary of the Borrower, but excluding casualty or condemnation events in respect of property of the Borrower’s foreign subsidiaries to the extent the repatriation of the proceeds of such casualty or condemnation event would result in material adverse tax consequences as reasonably determined by the Borrower), other than net cash proceeds that are reinvested in or committed to be reinvested in or applied in the replacement or repair of assets to be used in the Borrower’s and/or its subsidiaries’ business within 6 months of receipt of such proceeds (or in the case of any casualty or condemnation event, such longer period as may be reasonably required to replace or repair the affected asset); provided, if so committed, such reinvestment shall in any event occur within 270 days of receipt;

(b)        100% of the commitments provided to the Borrower or any of its subsidiaries pursuant to any committed but unfunded credit agreement or similar definitive agreement for the incurrence of debt for borrowed money that has become effective for the purpose of financing the Transactions and having conditions to availability which are not more restrictive than the conditions to availability of the Bridge Facility (a “Qualifying Term Loan Facility”); and

(c)        100% of the net cash proceeds (including in escrow) of (i) any sale or issuance of debt securities (including, without limitation, any Permanent Financing) or incurrence of other debt for borrowed money (other than Excluded Debt (as defined below) and without duplication of amounts referred to in clause (b) above to the extent already applied to reduce the commitments under the Bridge Facility) and (ii) any sale or issuance of equity securities or equity-linked securities of the Borrower in excess of $250.0 million in the aggregate (other than (x) issuances pursuant to employee compensation plans, employee benefit plans, employee incentive plans and retirement plans or issued as compensation to officers and/or non-employee directors, (y) issuances of directors’ qualifying shares and/or other nominal amounts required to be held by persons other than the Borrower or its subsidiaries under applicable law and (z) issuances by the Borrower’s foreign subsidiaries to the extent the repatriation of the proceeds of such issuances would result in material adverse tax consequences as reasonably determined by the Borrower).

For purposes hereof, “Excluded Debt” means (i) intercompany debt among the Borrower and/or its subsidiaries, (ii) credit extensions under the Existing Credit Agreement, or any refinancing or replacement thereof, in each case, up to the amount of the commitments in effect thereunder on the date of the Commitment Letter, (iii) commercial paper issuances, ordinary course letter of credit facilities, overdraft protection and short term working capital facilities, ordinary course local credit facilities of foreign subsidiaries (including the renewal, replacement or refinancing thereof with the same general form of financing), factoring arrangements, seller lending financing activities, including the Seller Lending Credit Agreement, capital leases, financial leases, indebtedness issued in connection with credit tenant leases, hedging and cash management, purchase money and facility and equipment financings (including sale-leasebacks) and similar obligations, (iv) debt incurred to refinance the Borrower’s 1.20% Notes due November 29, 2017 to the extent incurred not earlier than 90 days prior to such scheduled maturity and (v) other debt (other than the Permanent Financing) in an aggregate principal amount up to $250.0 million.

The Borrower shall notify the Administrative Agent within three business days of any receipt by the Borrower or its subsidiaries of the proceeds described above or of having entered into a Qualifying Term Loan Facility.

All commitment reductions shall be permanent and any repayment of the Bridge Loans may not be reborrowed. All commitment reductions and prepayments shall be applied to reduce, respectively, the commitments in respect of the Bridge Facility and Bridge Loans on a ratable basis, or with respect to any Lenders which are affiliated with each other, between them as they and the Administrative Agent may agree.

In addition, the commitments shall terminate on the Commitment Termination Date.

Optional Prepayments and Commitment Reductions:

The Bridge Facility may be prepaid at any time in whole or in part without premium or penalty, upon written notice, at the option of the Borrower, except that any prepayment of LIBOR Loans other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Lenders resulting therefrom. The commitments under the Bridge Facility may be reduced permanently or terminated by the Borrower at any time without penalty. Optional prepayments of the Bridge Loans may not be reborrowed.

Conditions Precedent to Borrowing on the Closing Date:	The borrowing under the Bridge Facility on the Closing Date will be subject solely to the conditions precedent set forth in Exhibit B to the Commitment Letter (the “Funding Conditions”).

Representations and Warranties:

Subject to the Documentation Principles and the Limited Condition Provision, substantially the same as the Existing Credit Agreement, each to be made on the date of the Credit Documentation and upon borrowing under the Bridge Facility; provided, that the Credit Documentation shall include a customary representation for transactions of this type to be agreed with respect to accuracy of disclosed information.

Affirmative Covenants:	Subject to the Documentation Principles and the Limited Condition Provision, substantially the same as the Existing Credit

Agreement.

Negative Covenants:	Subject to the Documentation Principles and the Limited Condition Provision, substantially the same as the Existing Credit Agreement.

Events of Default:

Subject to the Documentation Principles and the Limited Condition Provision, substantially the same as the Existing Credit Agreement.

Without limiting (and subject to) the conditions set forth in Exhibit B thereto, the Lenders shall not be entitled to terminate the commitments under the Bridge Facility prior to the Closing Date due to an event of default unless a payment or bankruptcy event of default (with respect to the Borrower) under the Credit Documentation has occurred and is continuing. The acceleration of the Bridge Loans shall be permitted at any time after they have been funded only to the extent that an event of default is outstanding and continuing at such time.

Actions between Effective Date and Closing Date:

During the period from and including the effectiveness of the Bridge Facility (the “Effective Date”) and to and including the earlier of the Commitment Termination Date and the funding of the Bridge Loans on the Closing Date, and notwithstanding (i) that any representation given as a condition to the Effective Date (excluding the Specified Representations and Acquisition Agreement Representations constituting Funding Conditions) was incorrect, (ii) any failure by the Borrower to comply with the affirmative covenants and negative covenants (excluding compliance on the Closing Date with certain negative covenants constituting Funding Conditions), (iii) any provision to the contrary in the Credit Documentation or (iv) that any condition to the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (unless an event of default under the Credit Documentation shall have occurred and is continuing with respect to nonpayment of fees thereunder or bankruptcy or insolvency of the Borrower) (a) cancel any of its commitments in respect of the Bridge Facility (except as set forth in “Mandatory Prepayments and Commitment Reductions” above), (b) rescind, terminate or cancel the Credit Documentation or any of its commitments thereunder or exercise any right or remedy under the Credit Documentation, to the extent to do so would prevent, limit or delay the making of its Bridge Loan, (c) refuse to participate in making its Bridge Loan or (d) exercise any right of set-off or counterclaim in respect of its Bridge Loan to the extent to do so would prevent, limit or delay the making of its Bridge Loan; provided, that the Funding Conditions are satisfied. Furthermore, (a) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any Funding Condition is not satisfied on the Closing Date and (b) from the Closing Date after giving effect to the funding of the Bridge Loans on such date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

Defaulting Lender:	Substantially the same as the Existing Credit Agreement.

Assignments and Participations:

Lenders will be permitted to assign commitments under the Bridge Facility and Bridge Loans in a minimum amount of $25.0 million (subject to exceptions consistent with the Existing Credit Agreement) with the consent of (i) the Borrower (not to be unreasonably withheld or delayed, and such consent not to be required (a) during the continuance of a payment or bankruptcy event of default, (b) in connection with an assignment to a Lender, an affiliate of a Lender or following the Closing Date an approved fund or (c) to the extent not required in connection with assignments made by the Lead Arrangers during primary syndication pursuant to the applicable provisions of Section 2 of the Commitment Letter) and (ii) the Administrative Agent (not to be unreasonably withheld or delayed, and such consent of the Administrative Agent not to be required in connection with an assignment to a Lender, an affiliate of a Lender or following the Closing Date an approved fund); provided, that (A) prior to the funding of the Bridge Loans on the Closing Date, (x) the Borrower’s consent right described above shall apply, and there shall be no Deemed Consent (as defined below), unless a bankruptcy event of default of the Borrower shall have occurred and be continuing at the applicable time and (y) unless otherwise consented to in writing in advance by the Borrower in its sole discretion, any assignment of commitments to make Bridge Loans (including assignments to another Lender, an affiliate of a Lender or an approved fund) must be to commercial and investment banks, in each case, whose senior, unsecured, long-term indebtedness has a rating of BBB- or better by S&P and Baa3 or better by Moody’s and (B) no assignment shall be made to any Disqualified Institution at any time. Subject to the proviso to the immediately preceding sentence, if the consent of the Borrower is required in connection with any assignment, the Borrower shall be deemed to have provided such consent unless it has notified the Administrative Agent of its refusal to give such consent within ten business days of receiving written request for its consent to such assignment (“Deemed Consent”). The Lenders will be permitted to sell participations in Bridge Loans and commitments without restriction, other than to Disqualified Institutions. Voting rights of participants shall be limited to significant matters such as changes in amount, rate and maturity date. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent. Customary pledges of Bridge Loans shall also be permitted without restriction.

Waivers and Amendments:

Amendments and waivers of the provisions of the Credit Documentation will require the approval of Lenders holding Bridge Loans and commitments representing more than 50% of the aggregate Bridge Loans and commitments under the Bridge Facility (the “Required Lenders”), except that the consent of each Lender will be required with respect to among other things (a) increases in commitment amount of such Lender, (b) reductions of principal, interest, or fees payable to such Lender, (c) extensions of scheduled maturities or times for payment of the Bridge Loans, commitments, fees, interest, or other amounts due to such Lender, (d) changes to the relevant percentages applicable to Lender voting requirements and (e) modifications to certain pro rata provisions of the Credit Documentation.

Indemnification:

Subject to the limitations set forth in Section 4 of the Commitment Letter to which this Exhibit A is attached, the Borrower will indemnify and hold harmless the Administrative Agent, each Lead Arranger, each Lender and each of their affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Transactions, the Bridge Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable and documented out-of-pocket attorneys’ fees and settlement costs, except, in each case, to the extent such losses, liabilities, claims, damages or expenses resulted from (x) such Indemnified Party’s (or its Related Parties’) gross negligence, bad faith or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction, (y) such Indemnified Party’s (or its Related Parties’) material breach of its obligations under the Credit Documentation and (z) disputes solely among the Indemnified Parties not arising from or in connection with any act or omission by the Borrower or any of its affiliates (other than any Proceedings against the Administrative Agent or the Lead Arrangers in their capacity or in fulfilling their role as such under the Bridge Facility). This indemnification shall survive and continue for the benefit of all such persons or entities, notwithstanding any failure of the Bridge Facility to close.

Governing Law:

New York; provided, however, that (a) the interpretation of the definition of “Material Adverse Effect” (and whether or not a “Material Adverse Effect” has occurred or would reasonably be expected to occur), (b) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result of any inaccuracy of any Acquisition Agreement Representation there has been a failure of a condition precedent to the Borrower’s (or its affiliates’) obligation to consummate the Acquisition or such failure gives the Borrower the right to terminate its (or its affiliates’) obligations under the Acquisition Agreement and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition

Agreement shall, in each case, be governed by, and construed and interpreted in accordance with, the internal laws and judicial decisions of the State of Delaware applicable to agreements executed and performed entirely within such jurisdiction without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

Expenses:

The Borrower will pay all reasonable documented or invoiced out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of counsel which shall be limited to the reasonable and documented or invoiced out-of-pocket fees and other charges of one counsel to the Administrative Agent, and, if necessary, of one regulatory counsel and one local counsel to the Lenders retained by the Administrative Agent in each relevant regulatory field and each relevant jurisdiction, respectively (and, in the case of an actual or perceived conflict of interest where the Lender affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Lender), and due diligence expenses) incurred in connection with the Bridge Facility, the syndication thereof, the preparation, administration and enforcement of all Credit Documentation, and the other transactions contemplated thereby, whether or not the Closing Date occurs or any extensions of credit are made under the Bridge Facility.

E.U. Bail-in Provisions:	The Credit Documentation will include customary “E.U. Bail-in” provisions.

Counsel to the Administrative Agent and the Lead Arrangers:	Weil, Gotshal & Manges LLP.

Miscellaneous:

Each of the parties shall (a) waive its right to a trial by jury and (b) submit to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City.

ANNEX I

TO EXHIBIT A

INTEREST AND CERTAIN FEES

Interest Rates:

The interest rates per annum applicable to the Bridge Facility will be, at the option of the Borrower, (a) the LIBOR Rate (calculated on a 360-day basis) plus the Applicable Margin (as defined below) or (b) the Base Rate (calculated on a 365/366-day basis) plus the Applicable Margin.

The Borrower may select interest periods of one, two, three or six months for LIBOR Loans. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

“Base Rate” means, for any day a fluctuating rate per annum equal to the highest of (a) the federal funds effective rate on such date plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the LIBOR Rate plus the difference between the Applicable Margin for LIBOR Loans and the Applicable Margin for Base Rate Loans on such day; provided, that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of the Credit Documentation.

“Base Rate Loans” means Bridge Loans bearing interest based upon the Base Rate.

“LIBOR Loans” means Bridge Loans bearing interest based upon the LIBOR Rate (as defined below).

“LIBOR Rate” means (a) with respect to any borrowing, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two business days prior to the commencement of such interest period, for deposits in the relevant currency (for delivery on the first day of such interest period) with a term equivalent to such interest period and (b) for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two business days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; provided, that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for

Annex I-1 to Exhibit A

the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; provided, further, that if the LIBOR Rate shall be less than zero, such rate shall be deemed zero for purposes of the Credit Documentation.

The “Applicable Margin” means the applicable percentage per annum determined in accordance with the pricing grid attached hereto as Annex I-A (the “Pricing Grid”).

Default Interest:

Automatically upon the occurrence and during the continuation of any payment default, all overdue amounts under the Bridge Facility shall bear interest at a rate per annum equal to (a) in the case of principal of any Bridge Loan, 2.0% above the rate otherwise applicable thereto or (b) in the case of any other amount, 2.0% above the rate applicable to Base Rate Loans, with such interest being payable on demand.

Undrawn Fees:

The Borrower will pay fees (the “Undrawn Fees”), for the ratable benefit of the Lenders at the “Applicable Undrawn Fee Rate” determined in accordance with the Pricing Grid on the undrawn commitments in respect of the Bridge Facility accruing daily from and including the later of (a) the day that is 60 days following the execution of the Commitment Letter and (b) date of execution of the Credit Documentation until the date on which the commitments under the Bridge Facility are terminated. Accrued Undrawn Fees shall be payable upon the date on which the commitments under the Bridge Facility are terminated; provided, that any such Undrawn Fees shall accrue without duplication to any Ticking Fees (as defined in the Fee Letter).

Annex I-2 to Exhibit A

ANNEX I-A

TO EXHIBIT A

PRICING GRID

Borrower’s Debt Ratings (S&P/Moody’s)	Applicable Margin								Applicable Undrawn Fee Rate
	Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter
	Base Rate	LIBOR	Base Rate	LIBOR	Base Rate	LIBOR	Base Rate	LIBOR
Level I: A+/A1 or better	0.0 bps	75.0 bps	0.0 bps	100.0 bps	25.0 bps	125.0 bps	50.0 bps	150.0 bps	5.0 bps
Level II: A/A2	0.0 bps	100.0 bps	0.0 bps	125.0 bps	50.0 bps	150.0 bps	75.0 bps	175.0 bps	7.0 bps
Level III: A-/A3 or worse	0.0 bps	100.0 bps	25.0 bps	125.0 bps	50.0 bps	150.0 bps	75.0 bps	175.0 bps	9.0 bps

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided, that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level I being the highest and the Debt Rating for Pricing Level III being the lowest); (b) if there is a split in Debt Ratings of more than one level, the Debt Rating used to determine the Pricing Level shall be one Debt Rating level lower than the higher Debt Rating; (c) if the Borrower has only one Debt Rating, the Pricing Level of such Debt Rating shall apply; and (d) if the Borrower does not have any Debt Rating, Pricing Level III shall apply.

Annex I-A to Exhibit A

EXHIBIT B

CONDITIONS PRECEDENT TO CLOSING

The borrowing under the Bridge Facility on the Closing Date will be subject to the following conditions precedent (subject to the Limited Conditionality Provision):

(a)        The Credit Documentation shall have been executed and delivered by the parties thereto; provided, that, the terms of the Credit Documentation shall be in a form such that they do not impair availability of the Bridge Facility on the Closing Date if the conditions expressly set forth in this Exhibit B are satisfied.

(b)        All of the conditions precedent to the consummation of the Acquisition set forth in Article VII of the Acquisition Agreement shall have been satisfied or waived in accordance with the terms and conditions of the Acquisition Agreement, and no provision of the Acquisition Agreement (in the form of the draft Acquisition Agreement, dated June 15, 2017 and marked “Execution Version” provided to the Lead Arrangers prior to their execution of the Commitment Letter) shall have been amended or modified, and no condition therein shall have been waived or consent granted, in each case, in any respect that is materially adverse to the Lenders or the Lead Arrangers without each Lead Arranger’s prior written consent (which consent shall not be unreasonably withheld or delayed); provided, that changes in the purchase price shall not be deemed to be materially adverse to the interests of the Lenders or the Lead Arrangers and shall not require the consent of the Lead Arrangers if such purchase price changes do not exceed 10.0% in aggregate and, in the case of a purchase price decrease, shall reduce dollar-for-dollar the commitments in respect of the Bridge Facility.

(c)        Except as set forth in the Company Reports filed by the Company with the SEC since September 26, 2016 and publicly available prior to the date hereof (excluding, in each case, any disclosures set forth in any risk factor or “forward-looking statements” section to the extent they are cautionary, predictive or forward-looking in nature) or in the Company Disclosure Schedule (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to the extent (and only to the extent) that the relevance of such item is reasonably apparent on the face of such disclosure), from and after September 26, 2016, there has not been any change, effect, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As used herein, “Material Adverse Effect” means any change, effect, event, occurrence or development that is materially adverse to the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that no change, effect, event, occurrence or development to the extent resulting from the following shall constitute or be taken into account in determining whether there is a Material Adverse Effect: (A) changes in the economy or financial, debt, credit or securities markets or capital market conditions generally, including changes in interest or exchange rates, in the United States, United Kingdom or Canada; (B) changes generally affecting the grocery industry (including the prepared foods business) in the United States, United Kingdom or Canada; (C) changes or proposed changes in U.S. GAAP or other accounting standards or interpretations thereof or in any Law, or interpretations thereof; (D) changes in any political conditions, acts of war (whether or not declared), hostilities, military actions or acts of terrorism, or any escalation or worsening of the foregoing; (E) acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, pandemics, floods or other natural disasters); (F) a decline in the price or trading volume of the Shares on the NASDAQ or any other securities market or in the trading price of any other securities of the Company or any of its Subsidiaries or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries; provided, that the exception in this clause (F) shall not prevent or otherwise affect a determination that any change, effect, event, occurrence or development underlying such decline, if not otherwise excluded hereby, has resulted in a Material

Exhibit B-1

Adverse Effect; (G) any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial, accounting or operating measures or metrics (whether such projections, forecasts, estimates or predictions were made by the Company or independent third parties) for any period; provided, that the exception in this clause (G) shall not prevent or otherwise affect a determination that any change, effect, occurrence or development underlying such failure, if not otherwise excluded hereby, has resulted in a Material Adverse Effect; (H) the effect of seasonal changes on the results of operations, business or financial condition of the Company; (I) the announcement or existence of the Acquisition Agreement or the Merger, including the impact thereof on relationships with employees, customers, suppliers and distributors or other Persons to the extent resulting from such announcement or existence; provided, that the exception in this clause (I) shall not apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.1(d) (Governmental Filings, No Violations) of the Acquisition Agreement; (J) the commencement or pendency of any litigation alleging breach of fiduciary duty or similar claim or violation of Law relating to the Acquisition Agreement or the Merger or the transactions contemplated thereby; and (K) the failure on the part of the Company or any of its Subsidiaries to take any action as a result of the restrictions set forth in Section 6.1(b) of the Acquisition Agreement if the Company in good faith requested in writing that Parent consent to such action and Parent unreasonably withheld its consent to such requested action after the Company informed Parent in writing that it believed Parent’s withholding of its consent to be unreasonable; provided, further, that, the exceptions in clauses (A) through (E) and (H) will not apply to the extent such change, effect, event, occurrence or development has a disproportionate adverse effect on the Company and its Subsidiaries compared to other companies operating in the grocery industry (including the prepared foods business). All terms capitalized used in this paragraph (c) and the definition of “Material Adverse Effect” and not defined herein shall have the meaning assigned thereto in the Acquisition Agreement (as of the date hereof) for purposes of this paragraph (c) and the definition of “Material Adverse Effect”.

(d)        The Lead Arrangers shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries for each of the last three full fiscal years ended at least 60 days prior to the Closing Date, and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries for each subsequent fiscal quarterly interim period or periods ended at least 40 days prior to the Closing Date (and the corresponding period(s) of the prior fiscal year) (it being understood that, with respect to such financial information for each such fiscal year and subsequent interim period, such condition shall be deemed satisfied through the filing by the Borrower of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to such fiscal year or interim period); and (ii)(a) audited and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target and its subsidiaries and (b) pro forma financial statements of the Borrower giving effect to the Transactions and any other recent, probable or pending acquisitions or dispositions, in each case under this clause (ii), solely to the extent required by Rule 3-05 and Article 11 of Regulation S-X under the Securities Act of 1933, as amended (“Regulation S-X”), and solely to the extent that such statements are publicly available (in the case of clause (ii)(a)) or have been completed by the Borrower, in each case prior to the Closing Date, which, in each of clauses (i) and (ii), are prepared in accordance with US GAAP and meet the requirements of Regulation S-X and all other accounting rules and regulations of the SEC promulgated thereunder applicable to registration statements on Form S-3.

(e)        The Administrative Agent shall have received (i) a customary legal opinion from Gibson, Dunn & Crutcher LLP, the Borrower’s corporate organizational documents, good standing certificates for Borrower’s jurisdiction of incorporation, resolutions and other customary closing certificates (including a customary certificate that the conditions set forth herein have been satisfied), and a borrowing notice, each in form and substance reasonably satisfactory to the Administrative Agent and

Exhibit B-2

the Borrower, (ii) a solvency certificate from the treasurer of the Borrower in the form attached as Annex I hereto and (iii) at least three business days prior to the Closing Date, to the extent requested at least ten business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the U.S.A. PATRIOT Act.

(f)        The Lead Arrangers, the Administrative Agent, the Commitment Parties and the Lenders shall have received all fees and invoiced expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letter, Commitment Letter or the Credit Documentation (solely with respect to expenses) to the extent invoiced at least two business days prior to the Closing Date.

(g)        (i) There shall exist no event of default under the Credit Documentation corresponding to the following provisions of the Existing Credit Agreement (as in effect on the date hereof): Sections 8.01(a) (Non-Payment); 8.01(b) (Specific Covenants) (solely with respect to breaches of the negative covenant in Section 7.02 (Fundamental Changes); Section 8.01(f) (Insolvency Proceedings, Etc.) (solely with respect to the Borrower); and 8.01(g) (Inability to Pay Debts; Attachment) (solely with respect to the Borrower); and (ii) each of the Acquisition Agreement Representations shall be true and correct to the extent required by the Limited Conditionality Provision and each of the Specified Representations shall be true and correct in all material respects, in each case, at the time of, and after giving effect to, the making and application of the Bridge Loans on the Closing Date.

Exhibit B-3

ANNEX I

TO EXHIBIT B

FORM OF

SOLVENCY CERTIFICATE

[    ], 201[ ]

This Solvency Certificate is delivered pursuant to Section [    ] of the Credit Agreement, dated as of [    ], 201[ ] (the “Credit Agreement”), among Amazon.com, Inc., a Delaware corporation, as borrower (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), and Goldman Sachs Bank USA, as administrative agent (in such capacity and together with its successors and assigns, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:

1.        I am the Treasurer of the Borrower. I am familiar with the Transactions and have reviewed the Credit Agreement, financial statements referred to in Section [    ] of the Credit Agreement and such documents and made such investigation as I deemed relevant for the purposes of this Solvency Certificate.

2.        As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (a) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation on a going concern basis, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated and going concern basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (c) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured in the ordinary course of business; and (d) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as Treasurer of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

Annex I-1 to Exhibit B

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

AMAZON.COM, INC.

By:
Name:
Title: Treasurer

Annex I-2 to Exhibit B